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                                                                    Exhibit 12.1

                             COLUMBUS REALTY TRUST
          Computation of Ratio of Earnings to Combined Fixed Charges
                            (Dollars in Thousands)
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
                                              Columbus Realty Trust                               Columbus Predecessors
                            ------------------------------------------------------   -----------------------------------------------

                                                                       December 29       January 1
                              Three Months    Year Ended December 31,       to              to        Year Ended December 31
                                  Ended       -----------------------    December      December 28,   ----------------------
                              March 31, 1996     1995         1994       31, 1993          1993        1992             1991
                            ------------------------------------------------------   -----------------------------------------------

Income (Loss) before              $2,696       $10,428       $8,761          $86         ($849)         $322          ($1,259)
 Extraordinary Item
Add:
  Expensed Interest on
   Indebtedness                    1,495         5,596        2,848            9            --         6,520               --
  Capitalized Interest on
   Indebtedness                       --            --           --           --          (124)           --             (255)
  Amortization of financing
   costs                              67           515          474            4            --           102               --
                            ------------------------------------------------------   ---------------------------------------------
Earnings (Deficiency)             $4,258       $16,539      $12,083          $99         ($973)       $6,944          ($1,514)
                            ======================================================   =============================================

Fixed Charges:
  Expensed Interest on
   Indebtedness                   $1,495        $5,596       $2,848           $9           N/A        $6,520              N/A
  Capitalized Interest on
   Indebtedness                    1,514         3,072          941           --           N/A           600              N/A
  Amortization of financing
   costs                              67           515          474            4           N/A           102              N/A
                            ------------------------------------------------------   ---------------------------------------------
Total Fixed Charges               $3,076        $9,183       $4,263        $  13           N/A        $7,222              N/A
                            ======================================================   =============================================

Earnings Coverage Deficiency         N/A           N/A          N/A          N/A          (973)         (278)          (1,514)

Ratio of earnings to fixed
 charges                               1.38          1.80         2.83         7.62        N/A             0.96           N/A
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